EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 1 to Registration Statement No. 333-153698 on Form F-3 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”), of our report dated September 22, 2008 with respect to the balance sheet of Seeker Petroleum Ltd. as at December 31, 2007 and the statements of operations and deficit and cash flows for the year then ended, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

MEYERS NORRIS PENNY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Calgary, Canada
November 19, 2008